Exhibit 99.1

FedEx Corporation

Retrospective Adoption of New Accounting Guidance Regarding

Presentation of Comprehensive Income

The information in this exhibit reflects the retrospective adoption of new accounting guidance with respect to certain financial information contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2012 (the “Annual Report”).

As discussed in our Quarterly Report on Form 10-Q for the quarter ended August 31, 2012, we have adopted the authoritative guidance issued by the Financial Accounting Standards Board on the presentation of comprehensive income. This guidance requires companies to report components of comprehensive income by including comprehensive income on the face of the income statement or in a separate statement of comprehensive income.

Consolidated Statements of Comprehensive Income (Loss)

The following table presents the unaudited Consolidated Statements of Comprehensive Income (Loss) for the fiscal years ended May 31, 2012, 2011, and 2010, and should be read in conjunction with the information in our Annual Report.

FedEx Corporation

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

(In Millions)

	Year ended May 31,
	2012	2011	2010
NET INCOME	$2,032	$1,452	$1,184
OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustments, net of tax of $26 in 2012, $27 in 2011, and $2 in 2010	(95)	125	(25)
Retirements plans adjustments, net of tax of $1,369 in 2012, $141 in 2011, and $617 in 2010	(2,308)	(235)	(1,042)

TOTAL COMPREHENSIVE INCOME (LOSS)	$(371)	$1,342	$117

Condensed Consolidating Statements of Comprehensive Income (Loss)

The following tables present the unaudited Condensed Consolidating Statements of Comprehensive Income (Loss) of our guarantor subsidiaries and non-guarantor subsidiaries for the fiscal years ended May 31, 2012, 2011, and 2010, and should be read in conjunction with the information in our Annual Report (including note 20 (Condensed Consolidating Financial Statements) to the consolidated financial statements included therein).

FedEx Corporation

Condensed Consolidating Statements of Comprehensive Income (Loss)

(Unaudited)

(In Millions)

Year Ended May 31, 2012

		Guarantor	Non-guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
REVENUES	$—	$36,412	$6,569	(301)	$42,680

OPERATING EXPENSES:
Salaries and employee benefits	114	14,153	1,832	—	16,099
Purchased transportation	—	4,509	1,944	(118)	6,335
Rentals and landing fees	5	2,221	267	(6)	2,487
Depreciation and amortization	1	1,962	150	—	2,113
Fuel	—	4,877	79	—	4,956
Maintenance and repairs	1	1,882	97	—	1,980
Impairment and other charges	—	134	—	—	134
Intercompany charges, net	(218)	(323)	541	—	—
Other	97	4,482	988	(177)	5,390

	—	33,897	5,898	(301)	39,494

OPERATING INCOME	—	2,515	671	—	3,186

Equity in earnings of subsidiaries	2,032	395	—	(2,427)	—
Interest, net	(75)	31	5	—	(39)
Intercompany charges, net	80	(102)	22	—	—
Other, net	(5)	(10)	9	—	(6)

INCOME BEFORE INCOME TAXES	2,032	2,829	707	(2,427)	3,141

Provision for income taxes	—	875	234	—	1,109

NET INCOME	$2,032	$1,954	$473	$(2,427)	$2,032

COMPREHENSIVE INCOME (LOSS)	$(120)	$1,796	$380	$(2,427)	$(371)

FedEx Corporation Condensed Consolidating Statements of Comprehensive Income (Unaudited) (In Millions) Year Ended May 31, 2011

		Guarantor	Non-guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
REVENUES	$—	$33,124	$6,498	(318)	$39,304

OPERATING EXPENSES:
Salaries and employee benefits	109	13,206	1,961	—	15,276
Purchased transportation	—	4,034	1,745	(105)	5,674
Rentals and landing fees	4	2,209	253	(4)	2,462
Depreciation and amortization	1	1,784	188	—	1,973
Fuel	—	4,003	148	—	4,151
Maintenance and repairs	1	1,862	116	—	1,979
Impairment and other charges	—	28	61	—	89
Intercompany charges, net	(222)	(317)	539	—	—
Other	107	4,392	1,032	(209)	5,322

	—	31,201	6,043	(318)	36,926

OPERATING INCOME	—	1,923	455	—	2,378

Equity in earnings of subsidiaries	1,452	200	—	(1,652)	—
Interest, net	(88)	13	(2)	—	(77)
Intercompany charges, net	104	(135)	31	—	—
Other, net	(16)	(14)	(6)	—	(36)

INCOME BEFORE INCOME TAXES	1,452	1,987	478	(1,652)	2,265

Provision for income taxes	—	677	136	—	813

NET INCOME	$1,452	$1,310	$342	$(1,652)	$1,452

COMPREHENSIVE INCOME	$1,240	$1,329	$425	$(1,652)	$1,342

FedEx Corporation Condensed Consolidating Statements of Comprehensive Income (Unaudited) (In Millions) Year Ended May 31, 2010
		Guarantor	Non-guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
REVENUES	$—	$29,360	$5,700	(326)	$34,734

OPERATING EXPENSES:
Salaries and employee benefits	91	12,026	1,910	—	14,027
Purchased transportation	—	3,424	1,392	(88)	4,728
Rentals and landing fees	4	2,118	240	(3)	2,359
Depreciation and amortization	1	1,751	206	—	1,958
Fuel	—	2,946	160	—	3,106
Maintenance and repairs	1	1,589	125	—	1,715
Impairment and other charges	—	—	18	—	18
Intercompany charges, net	(202)	(109)	311	—	—
Other	105	3,950	1,005	(235)	4,825

	—	27,695	5,367	(326)	32,736

OPERATING INCOME	—	1,665	333	—	1,998

Equity in earnings of subsidiaries	1,184	161	—	(1,345)	—
Interest, net	(100)	41	(12)	—	(71)
Intercompany charges, net	114	(147)	33	—	—
Other, net	(14)	(18)	(1)	—	(33)

INCOME BEFORE INCOME TAXES	1,184	1,702	353	(1,345)	1,894

Provision for income taxes	—	625	85	—	710

NET INCOME	$1,184	$1,077	$268	$(1,345)	$1,184

COMPREHENSIVE INCOME	$276	$932	$254	$(1,345)	$117